Deloitte & Touche LLP 111 South Wacker Drive Chicago, IL 60606-4301 USA Tel: +1 312 486 1000 Fax: +1 312 486 1486 www.deloitte.com

March 10, 2023

Mrs. Jennifer Lima

Principal Financial Officer

Trust for Professional Managers

615 E. Michigan Street

Milwaukee, WI 53202

Dear Mrs. Lima:

This is to confirm that the client-auditor relationship between PMC Core Fixed Income Fund and PMC Diversified Equity Fund, both a series of Trust for Professional Managers (Commission File No. 333-62298), and Deloitte & Touche LLP has ceased.

Yours truly,

cc:	Office of the Chief Accountant

SECPS Letter File

Securities and Exchange Commission

Via email: SECPSletters@sec.gov

Mr. John Buckel, Principal Executive Officer

Dr. Michael Akers, Chairperson of the Audit Committee